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July 6, 2001


DTE ENERGY EXPECTS ADDITIONAL SYNERGIES FOLLOWING MERGER WITH MCN ENERGY GROUP

         DETROIT - DTE Energy Co. (NYSE: DTE) today said that it expects to realize additional cost synergies due to the recently completed merger with MCN Energy Group. A higher-than-expected employee acceptance rate of voluntary early retirement offers is expected to result in additional after-tax savings of about $10 million to $15 million in 2001. The additional savings will coincide with a one-time, after-tax restructuring charge.

         "As we embark on implementing the synergies derived from our merger, we recognize that this is an extraordinary opportunity to move forward with the transformation of DTE Energy into a premier regional energy powerhouse," said Anthony F. Earley Jr., DTE Energy chairman and chief executive officer. "Not only is our permanent cost structure lower as a result of the voluntary departures, but we see significant developmental opportunities for our remaining employees as we create new, more efficient internal work processes following the departure of those availing themselves of the early retirement opportunity."

         In order to realize cost synergies from the merger, a total of 1,400 qualifying employees in overlapping functions were offered voluntary early retirement packages. The offer was designed to reduce the combined work force, which stands at 11,300. Due to an extended time frame for regulatory reviews, and thus completion of the merger, a substantial number of additional employees became eligible for the early retirement program, raising the one-time after-tax restructuring charge from an expected $80 million to $100 million to about $170 million to $175 million.

         Earnings guidance for 2001, before merger restructuring costs and goodwill amortization, was previously given at $3.50 to $3.60 per share and remains unchanged. The one-time restructuring charge and seven months of goodwill amortization will reduce reported earnings to $2.25 to $2.35 per share.

         Earley said the company would leverage the higher-than-expected early retirement acceptance rate to capture additional synergies by improving work processes that will reduce the need to hire replacement employees.



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         DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy's principal operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and Michigan Consolidated Gas, serving 1.2 million customers in Michigan. Information about DTE Energy is available at http://www.dteenergy.com.

         This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, including, but not limited to, those that are discussed in SEC reports filed by DTE Energy and MCN Energy Group (now DTE Enterprises). The statements contained in this press release are based upon DTE's current estimates, but actual results may differ materially.

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